FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Reports First Quarter 2018 Results

(April 16, 2018) -- Ephrata, PA – ENB Financial Corp (OTCBB: ENBP), the bank holding company for Ephrata National Bank, reports net income for the first quarter of 2018 of $2,821,000, a $994,000, or 54.4% increase, over the $1,827,000 earned during the first quarter of 2017. Basic and diluted earnings per share for the first quarter of 2018 were $0.99 compared to $0.64 for the same period in 2017.

The increase in the Corporation’s 2018 earnings was caused primarily by insurance proceeds from a bank owned life insurance (BOLI) policy. The Corporation purchased and is the beneficiary of all BOLI life insurance policies taken out on key officers. Due to the death of a participant during the first quarter of 2018, the Corporation recorded BOLI income of $913,000. This net death benefit caused an increase in the Corporation’s first quarter 2018 earnings. Without this BOLI income, first quarter net income would have been $1,908,000, with $0.67 earnings per share (non-GAAP).

The Corporation’s net interest income (NII) increased by $470,000, or 6.5%, for the three months ended March 31, 2018, compared to the same period in 2017. The increase in NII primarily resulted from an increase in interest and fees on loans of $566,000, or 9.7%, for the three months ended March 31, 2018 compared to the same period in 2017.

The Corporation recorded $190,000 of provision expense in the first quarter of 2018, compared to $90,000 for the first quarter of 2017. The increase in provision expense was largely driven by higher levels of charge-offs and slightly higher delinquent and non-performing loans as of March 31, 2018, compared to March 31, 2017. The allowance as a percentage of total loans was 1.33% as of March 31, 2018, compared to 1.34% as of March 31, 2017.

Gains from the sale of securities were $65,000 for the three months ended March 31, 2018, compared to $140,000 for the same period in 2017, representing a decrease of $75,000, or 53.6%. Interest rates were higher during 2018 compared to 2017, resulting in fewer opportunities to pursue gains in 2018.

Gains on the sale of mortgages decreased by $120,000, or 33.8%, for the three months ended March 31, 2018, compared to the prior year’s period. Both mortgage production and margins realized on sold mortgages were lower in the first quarter of 2018 compared to 2017.

Total operating expenses increased $366,000, or 4.9%, for the three months ended March 31, 2018, compared to the same period in 2017. Salary and benefit expenses, which make up the largest portion of operating expenses, increased $241,000, or 5.1%, for the three months ended March 31, 2018, compared to the same period in 2017, primarily driven by increased salaries in the first quarter of 2018 due to several staff additions as well as annual merit increases.

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ENB FINANCIAL CORP

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the first quarter of 2018 were 1.12% and 11.72%, respectively, compared to 0.75% and 7.81% for the first quarter of 2017. Excluding the BOLI death benefit income, the Corporation’s ROA and ROE would have been 0.76% and 7.93% for the first quarter of 2018 (non-GAAP).

As of March 31, 2018, the Corporation had total assets of $1.03 billion, up 2.2%; total stockholders’ equity of $97.5 million, up 1.2%; total deposits of $856.2 million, up 2.5%; and total loans of $609.5 million, up 6.4%, from the balances as of March 31, 2017.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from twelve full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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ENB FINANCIAL CORP

	March 31,		%
Balance Sheet (EOP)	2018	2017	Change

Securities	$316,903	$315,176	0.5%
Total loans	609,515	572,876	6.4%
Allowance for loan losses	8,083	7,672	5.4%
Total assets	1,030,309	1,007,823	2.2%
Deposits	856,199	835,630	2.5%
Total borrowings	74,133	73,593	0.7%
Stockholders' equity	97,534	96,412	1.2%

	Three Months Ended
	March 31,
Income Statement	2018	2017

Net interest income	$7,750	$7,280
Provision for loan losses	190	90
Noninterest income	3,380	2,412
Noninterest expense	7,884	7,518
Income before taxes	3,056	2,084
Provision for income taxes	235	257
Net income	2,821	1,827

Per Share Data
Earnings per share	$0.99	$0.64
Dividends per share	0.28	0.28

Earnings Ratios
Return on average assets (ROA)	1.12%	0.75%
Return on average stockholders' equity (ROE)	11.72%	7.81%

Net interest margin	3.43%	3.41%
Efficiency ratio	68.50%	74.01%

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